UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 6, 2023, FCM posted the following materials on various social media platforms:

Item 2: On June 6, 2023, FCM posted a video on Facebook, Instagram, TikTok and YouTube concerning the Company. A transcript of the video is pasted below.

Dr. Scott Freeman's Plans For Mind Medicine, $MNMD

This is not solicitation.

This company could have the first FDA approved psychedelic medicine available to the public, but a group of shareholders are not happy with the current leadership.

Mind Medicine is a medical research company that develops psychedelic therapies to address addiction and mental illness.

The company’s stock drastically fell, and a group of shareholders are dissatisfied with overall performance.

Now, the activist group, FCM, who has over a 5.6% ownership of the company, has launched a battle to take over Mind Medicine.

FCM is claiming that the current leadership of Mind Medicine is hurting the chances of taking these treatments for anxiety and addiction to-market.

They’re arguing that the leader of FCM, Dr. Scott Freeman, and co-founder and former CMO, should be elected onto the board of directors, as well as proposing a slate of new directors.

FCM argues the current leadership caused over a billion dollars in shareholder value lost as the stock plunged 95%.

To fix this, FCM wants to reduce executive pay, because Mind Med leadership pay was tripled while the stock value was declining.

What do you think of FCM’s involvement at Mind Medicine?

For information on how to vote your $MNMD shares, call Okapi Partners: (855) 305-0856 (toll free), or email info@okapipartners.com

Item 3: On June 5, 2023, FCM sent the following materials via e-mail to certain shareholders of the Company: